Prospectus Supplement                            File Pursuant to Rule 424(b)(4)
To Prospectus Dated June 22, 2000                Registration No. 333-37208

                             BURR-BROWN CORPORATION

                                  $250,000,000

                 4-1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2007
           AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus supplement relates to the resales by the selling shareholders of 4 1/4% convertible subordinated notes due 2007 of Burr-Brown Corporation and the shares of common stock, par value of $0.01 per share, of Burr-Brown Corporation issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated June 22, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                  Principal Amount
                                                   At Maturity of
                                                       Notes                          Shares of
                                                    Beneficially      Percentage     Common Stock      Percentage of
                                                 Owned That May Be     of Notes      That May be       Common Stock
Name                                                    Sold         Outstanding       Sold (1)       Outstanding (2)
----                                             -----------------   -----------     ------------     --------------
BANC OF AMERICA SECURITIES LLC                         250,000            *             4,326                *
DAVID LIPSCOMB UNIVERSITY GENERAL                      155,000            *             2,682                *
       ENDOWMENT
FIRST TENNESSEE BANK NATIONAL                        1,600,000            *             27,691               *
        ASSOCIATION CUSTODIAN FOR
        MEMPHIS LIGHT, GAS AND
        WATER DIVISION RETIREMENT
        AND PENSION SYSTEM
MUSEUM OF FINE ARTS, BOSTON                             30,000            *              519                 *
PARKER-HANNIFIN CORPORATION                             40,000            *              692                 *
PROMUTUAL                                               90,000            *             1,557                *
PUTNAM CONVERTIBLE INCOME-                           1,709,000            *             29,577               *
        GROWTH TRUST
PUTNAM BALANCED RETIREMENT FUND                         50,000            *              865                 *
PUTNAM CONVERTIBLE OPPORTUNITIES                        70,000            *             1,211                *
        AND INCOME TRUST
PUTNAM ASSET ALLOCATION FUNDS-                         180,000            *             3,115                *
        BALANCED PORTFOLIO
PUTNAM ASSET ALLOCATION FUNDS                           60,000            *             1,038                *
        CONSERVATIVE PORTFOLIO
UNIVERSITY OF ROCHESTER                                 20,000            *              346                 *

*       Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $57.78 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of
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Notes -- Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Securities and Exchange Act using 58,254,005 shares of common stock outstanding as of May 5, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.


         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus Supplement is July 24, 2000